January 22, 2015


Securities and Exchange Commission
450  Fifth Street  N.W.
Washington, DC 20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Senior Vice President, General Counsel
Angela Hilt, Vice President, Corporate Secretary & Associate General Counsel Stephanie Tang, Corporate Counsel & Assistant Corporate Secretary
Cheryl Brice, Assistant Secretary and Legal Specialist


Sincerely,


/s/ Eric Reynolds
Name:  Eric Reynolds
Title:    SVP Chief Marketing Officer







The Clorox Company
P.O. Box 24305
Oakland, CA
94623-1305

(510) 271-7000
FAX: (510) 868-6400